UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2010

MAKO Surgical Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-33966	20-1901148
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2555 Davie Road

Fort Lauderdale, Florida 33317

 (Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (954) 927-2044

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 19, 2010, the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) approved the terms and conditions set forth in the Employment Agreement (the “Agreement”) between the Company and James E. Keller, effective as of March 22, 2010 (the “Effective Date”). Mr. Keller has been appointed to the position of Senior Vice President of Regulatory Affairs and Quality Assurance of the Company with his duties to commence as of the Effective Date.

The Agreement provides for a one-year initial term of employment and for automatic renewal for successive one-year terms. Under the terms of the Agreement, Mr. Keller will receive an annual base salary of $225,000 and will have the opportunity to earn an annual performance cash bonus based on his individual performance and the Company’s performance. Additionally, pursuant to the terms of the Agreement, as of the Effective Date, the Committee granted Mr. Keller 75,000 incentive stock options to purchase shares of the Company’s common stock under the Company’s 2008 Omnibus Incentive Plan.

The Agreement also provides for certain reimbursements and allowances to Mr. Keller in a total amount of up to $100,000 in connection with his relocation to Florida, including reimbursement of reasonable, preapproved relocation expenses, travel expenses, temporary housing expenses, and reasonable, preapproved closing costs.  In the event that Mr. Keller’s employment with the Company is terminated for any reason, other than good reason, during the first twenty-four months after the Effective Date, Mr. Keller will be required to repay a prorated share of the relocation payments.

If Mr. Keller’s employment with the Company is terminated without cause or if Mr. Keller resigns for good reason, the Agreement provides for severance payments equal to six months of his annual base salary and the costs of continuation of his health benefits for six months.

The foregoing description of the terms and conditions of Mr. Keller’s employment with the Company is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 to this Form 8-K and incorporated in its entirety by this reference.

From 2008 to 2009, Mr. Keller served as VP of Regulatory Affairs & Pharmacovigilence for Medicis Pharmaceutical Corp., a mid-cap diversified drug and Class 3 medical device company for the aesthetic and dermatology markets. From 2007 to 2008, Mr. Keller served as Vice President of Regulatory Affairs & Quality Assurance for F. Dohmen Company, a small healthcare services company. From 2005 to 2007, Mr. Keller served as the Vice President of Clinical, Spinal & Biologics for the orthopedic and biologics division of Medtronic, a large medical device company.  From 2001 to 2005, Mr. Keller served as Vice President of Regulatory Affairs & Quality Assurance for Light Sciences Corporation, an early-stage biotechnology development company.  From 1996 to 2000, Mr. Keller served as Vice President of Regulatory Affairs for Mallinckrodt, a pharmaceutical and medical device company.  Beginning in 1987, Mr. Keller held various positions with E.I. Du Pont de Nemours, including Associate Director of Regulatory Affairs with DuPont Pharmaceuticals and Manager of Regulatory Affairs, Quality Assurance and Government Affairs with DuPont Medical Products. Mr. Keller holds a B.S. in Microbiology from Clemson University and an M.B.A. from John M. Olin School of Business, Washington University.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Employment Agreement between MAKO Surgical Corp. and James E. Keller, effective as of March 22, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MAKO Surgical Corp.

Date: March 24, 2010	By:	/s/	Menashe R. Frank
Menashe R. Frank, Senior Vice President, General Counsel and Secretary